Exhibit 99.1

                     DRS Technologies Reports Record First
       Quarter Results; Record New Orders Increase Backlog to a New High;
                      Company Raises Fiscal 2006 Guidance


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Aug. 4, 2005--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the first quarter of fiscal 2006 ended June 30, 2005. Results for the quarter included significant increases in revenues, operating income and diluted earnings per share. A quarterly record in new orders for products and services increased funded backlog at the end of the period to a new high.
    "DRS posted solid results for the first quarter of the new fiscal year," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Higher sales and profitability were achieved for the three-month period, and we set a quarterly record in new orders, driving funded backlog at the end of the period to the highest level achieved by the company to date. These results, in combination with industry factors, support our positive outlook for fiscal 2006."

    Fiscal 2006 First Quarter Results

    Fiscal 2006 first quarter revenues were $338.5 million, 16 percent higher than revenues of $291.2 million for last year's first quarter. Organic revenue growth accounted for approximately 9.0 percent of the increase, with the balance from acquisitions completed during fiscal 2005 and the first quarter of fiscal 2006.
    Operating income of $35.1 million was 23 percent higher than the $28.5 million reported for the same quarter of fiscal 2005. Record operating income for the first quarter of fiscal 2006 was attributable to the higher overall sales volume and the strong performance of the company's operating segments. Operating income as a percentage of sales was 10.4 percent, compared with 9.8 percent for the same quarter in the prior fiscal year.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $44.9 million for the three-month period, 18 percent higher than EBITDA from continuing operations of $38.0 million reported for the first quarter a year earlier. EBITDA as a percentage of sales was 13.2 percent, compared with 13.0 percent for the fiscal 2005 first quarter.
    Earnings for the first quarter of fiscal 2006 were $14.0 million, or $0.49 per diluted share, on weighted average diluted shares outstanding of 28.4 million. For the first quarter last year, earnings from continuing operations were $11.0 million, or $0.40 per diluted share, on 27.5 million weighted average diluted shares outstanding.
    Free cash flow (net cash provided by operating activities of continuing operations less capital expenditures) was a negative $20.9 million for the first quarter, in line with company expectations. Cash flow performance reflected the effect of higher tax payments, a $7.5 million payment in connection with the settlement of litigation(1) and higher interest expense as a result of the company's fiscal 2005 $200 million debt offering of 6-7/8 percent senior subordinated notes due 2013. Capital asset expenditures were $6.3 million. The company reiterated that it expects to generate positive free cash flow as the year progresses, estimating $40 million to $50 million in free cash flow for fiscal 2006.

    New Contract Awards and Backlog

    DRS secured a quarterly record of $520.5 million in new orders for products and services during the first three months of fiscal 2006, 52 percent above bookings for the comparable prior-year period. Funded backlog at June 30, 2005 climbed to a record $1.50 billion, 20 percent above $1.24 billion in funded backlog at the same time last year and 14 percent higher than funded backlog at March 31, 2005, the company's fiscal 2005 year-end.
    The company's C4I segment booked $235.9 million in new contracts during the first quarter of fiscal 2006, including:

    -- $58 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $53 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

    -- $48 million to provide Naval nuclear products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships, carriers and submarines;

    -- $38 million for battlefield digitization systems, the largest orders associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract to produce rugged Applique Computer Systems for the Force XXI Battle Command, Brigade and Below (FBCB2) program; and

    -- $14 million for data link, ship telephone products and other secure and non- secure communications systems.

    New contracts for DRS's Surveillance & Reconnaissance segment were $284.6 million for the first quarter and included:

    -- $75 million for embedded test and diagnostic systems and energy management systems, the largest award for Direct Support Electrical System Test Sets (DSESTS) used on the Abrams Main Battle Tanks and the Bradley Fighting Vehicles;

    -- $62 million for ground-based thermal imaging systems, the largest orders associated with the U.S. Army's Horizontal Technology Integration (HTI) program ground vehicle electro-optical systems, incorporating Second Generation Forward Looking Infrared (FLIR) technology;

    -- $45 million for weapons and sensor products utilizing uncooled infrared technology, the largest award related to the multi-year U.S. Army Driver Vision Enhancer (DVE) II program;

    -- $31 million for advanced electro-optical technology programs, the largest awards related to infrared assemblies supporting ground thermal sighting systems. Other bookings included orders for remote sensing for advanced military and space surveillance applications.

    -- $25 million to produce airborne thermal imaging systems and FLIR sensors, including infrared countermeasures for aircraft and support of the Mast Mounted Sight on the U.S. Army's
        OH-58D Kiowa Warrior helicopters;

    -- $20 million for electronic warfare, ship network systems and avionics, the most significant contract related to providing fiber optic network systems supporting shipboard data and integrated communications for the U.S. Navy; and

    -- $12 million for air combat training, range support and test systems, the largest award under the U.S. Air Force P5 Combat Training System program.

    Balance Sheet Highlights

    At June 30, 2005, the company had $223.7 million in cash and cash equivalents. The company prepaid $10.0 million of its term loan debt during the first quarter of fiscal 2006.
    Total debt at June 30, 2005 was $719.3 million, compared with $730.3 million at March 31, 2005, the company's fiscal 2005 year-end, and net debt (total debt less cash) was $495.7 million at the end of the first quarter, compared with $423.4 million at fiscal 2005 year-end. Stockholders' equity increased to $690.9 million at the end of the first quarter of fiscal 2006 from $671.4 million at March 31, 2005.

    First Quarter Segment Results

    DRS's C4I Group achieved first quarter record results, reporting higher revenues, operating income, operating margin, bookings and funded backlog for the three-month period ended June 30, 2005, compared with the same prior-year period. Revenues of $190.5 million for the first quarter of fiscal 2006 were up 20 percent from $158.6 million in sales for the first quarter a year ago. The increase was primarily attributable to higher shipments of tactical computer systems and Naval display workstations. Operating income of $19.5 million was a 29 percent increase over operating income of $15.1 million for last year's first quarter. The Group's 10.2 percent operating margin reflected solid improvement over last year's first quarter operating margin of 9.5 percent. Bookings of $235.9 million during the three-month period were 59 percent higher than the comparable period a year earlier and contributed to higher funded backlog of $670.4 million at June 30, 2005, 10 percent above backlog at the same time last year.
    Results for DRS's Surveillance & Reconnaissance Group also set new first quarter records in revenues, operating income, operating margin, bookings and backlog over the prior-year period. Revenues of $148.0 million were up 12 percent from $132.6 million for same quarter in the previous year. Higher operating income of $15.8 million was a 18 percent increase over the $13.4 million in operating income reported for the same quarter a year earlier and reflected a 10.7 percent operating margin, compared with 10.1 percent for last year's first quarter. The increases in sales and profitability were due primarily to the addition of operating results from an acquisition completed in the third quarter last year. Strong new orders of $284.6 million during the first quarter were 46 percent above the comparable period a year ago and contributed to a quarterly record in funded backlog of $827.9 million at June 30, 2005, 30 percent higher than backlog at the same time a year earlier.

    Outlook

    The company raised its previously issued guidance for the fiscal year ending March 31, 2006 and now anticipates revenues between $1.47 billion and $1.51 billion, an increase of approximately 12 to 15 percent over fiscal 2005 sales. An estimated 6 to 9 percent of the revenue growth is expected to be organic, and DRS continued to target an operating margin of approximately 11.0 percent. The company increased its estimated full-year diluted earnings per share to now range between $2.39 and $2.47, based on weighted average diluted shares outstanding of approximately 28.6 million, an increase of approximately 14 to 18 percent over $2.09 in diluted earnings per share from continuing operations in fiscal 2005. Company guidance for free cash flow remained at $40 million to $50 million for fiscal 2006.
    The company's revised fiscal 2006 guidance continues to include the effect of increased interest expense from its fiscal 2005 bond offering of 6-7/8 percent notes, but does not include the potential benefit from the use of the remaining cash from the offering for acquisitions.
    For the second quarter of fiscal 2006, DRS expects revenues of $335 million to $345 million, compared with $318.1 million in sales for the second quarter of fiscal 2005. New company guidance for the quarter ending September 30, 2005 reflects diluted earnings per share from continuing operations of $0.51 to $0.53 anticipated on approximately 28.5 million weighted average diluted shares outstanding, compared with $0.50 in diluted earnings per share from continuing operations on 27.8 million shares outstanding for the second quarter of fiscal 2005.
    "Operating results for the first quarter, along with robust new orders and record funded backlog, have provided confidence to increase our earnings guidance for this fiscal year," Mr. Newman commented. "Supported by strong levels of funding in the supplemental budget, in addition to those growing areas of interest to us within defense procurement and research and development, the company is positioned strategically to contribute integrated solutions for the military's technology refresh, recapitalization and transformation needs."
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    (1) On May 4, 2005, the Company entered into a settlement agreement with plaintiffs Miltope Corporation and IV Phoenix Group, Inc., pursuant to which the Company agreed to pay $7.5 million to the plaintiffs, and litigation involving the parties was resolved to their satisfaction, with the elimination of all outstanding claims. The Company recorded a $6.5 million charge during fiscal 2005 and a $1.0 million charge during fiscal 2004 related to the settlement. The settlement was paid during the first quarter of fiscal 2006.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Thursday, August 4, 2005 at 9:30 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)


                                           Three Months Ended June 30,
                                           ---------------------------
                                              2005(1)          2004
                                            ---------       ----------
Revenues                                    $   338.5       $   291.2
Operating Income                            $    35.1       $    28.5
Interest and Related Expenses               $    10.3       $     8.9
Earnings from Continuing Operations
     before Income Taxes                    $    24.2       $    19.2
Income Tax Expense                          $    10.2       $     8.2
Earnings from Continuing Operations         $    14.0       $    11.0
Earnings from Discontinued Operations(2)    $       -       $     0.8
Net Earnings                                $    14.0       $    11.8
Basic Earnings per Share from
     Continuing Operations                  $     .51       $     .41
Diluted Earnings per Share from
     Continuing Operations                  $     .49       $     .40
Weighted Average Number of Shares of
     Common Stock Outstanding:
         Basic                                   27.5            26.9
         Diluted                                 28.4            27.5

(1) Fiscal 2006 first quarter results include the operations of Night Vision Equipment Company, DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on December 14, 2004, April 15, 2005 and June 27, 2005, respectively.

(2) Fiscal 2005 first quarter results reflect earnings from discontinued operations from the Company's DRS Broadcast
    Technology and DRS Weather Systems units, which were sold on March
    10, 2005.



                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                  Three Months Ended
                                                        June 30,
                                                  --------------------
                                                   2005(1)      2004
                                                  --------   ---------
Reconciliation of Non-GAAP Financial Data:
  Earnings from Continuing Operations             $   14.0   $   11.0
  Income Taxes                                        10.2        8.2
  Interest Income                                     (1.9)      (0.1)
  Interest and Related Expenses                       12.2        9.0
  Amortization and Depreciation                       10.4        9.9
                                                  ---------  ---------
  EBITDA(2)                                       $   44.9   $   38.0
  Income Taxes                                       (10.2)      (8.2)
  Interest Income                                      1.9        0.1
  Interest and Related Expenses                      (12.2)      (9.0)
  Deferred Income Taxes                               (0.5)      (0.9)
  Changes in Assets and Liabilities, Net of
      Effects from Business Combinations             (40.7)      (1.5)
  Other, net                                           2.2        2.2
                                                  ---------  ---------
  Net Cash Provided by Operating
      Activities of Continuing Operations         $  (14.6)  $   20.7
  Capital Expenditures                                (6.3)      (7.4)
                                                  ---------  ---------
  Free Cash Flow(3)                               $  (20.9)  $   13.3

(1) Fiscal 2006 first quarter results include the operations of Night Vision Equipment Company, DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on December 14, 2004, April 15, 2005 and June 27, 2005, respectively.

(2) The Company defines EBITDA as net earnings from continuing operations before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities of continuing operations. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities of continuing operations, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, pay its income taxes and fund its discontinued operations. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, income taxes and the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(3) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, make other strategic investments and fund discontinued operations. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

                                          Three Months Ended June 30,
                                         ----------------------------
                                            2005(1)           2004
                                          ---------        ----------
Organic Growth Calculation:
  Total Revenues                          $   338.5        $   291.2
  Less Revenues from Acquisitions
     Owned Less Than One Year                (21.0)                -
                                          ---------        ----------
  Organic Revenues                        $   317.5        $   291.2

  Organic Revenue Growth(2)                    9.0%


(1) Fiscal 2006 first quarter results include the operations of Night Vision Equipment Company, DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on December 14, 2004, April 15, 2005 and June 27, 2005, respectively.

(2) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.



                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                           Three Months Ended June 30,
                                           ---------------------------
                                                2005            2004
                                                ----            ----
Revenues
C4I Group(1)                                 $  190.5        $  158.6
Surveillance & Reconnaissance Group(2)          148.0           132.6
----------------------------------------------------------------------
Consolidated                                 $  338.5        $  291.2
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                 $   19.5        $   15.1
Surveillance & Reconnaissance Group(2)           15.8            13.4
Other                                            (0.2)              -
----------------------------------------------------------------------
Consolidated                                 $   35.1        $   28.5
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                     10.2%            9.5%
Surveillance & Reconnaissance Group(2)           10.7%           10.1%
Consolidated                                     10.4%            9.8%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                 $  235.9        $  148.8
Surveillance & Reconnaissance Group(2)          284.6           194.5
----------------------------------------------------------------------
Consolidated                                 $  520.5        $  343.3
----------------------------------------------------------------------

Backlog
C4I Group(1)                                 $  670.4        $  607.9
Surveillance & Reconnaissance Group(2)          827.9           636.8
----------------------------------------------------------------------
Consolidated                                 $1,498.3        $1,244.7
----------------------------------------------------------------------

(1) Fiscal 2006 first quarter results include the operations of DRS Codem Systems, Inc. and WalkAbout Computers, Inc., as a result of acquisitions by the Company on April 15, 2005 and June 27, 2005.

(2) Fiscal 2006 first quarter results include the operations of Night Vision Equipment Company, as a result of its acquisition by the Company on December 14, 2004.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                                June 30,     March 31,
                                                  2005         2005
                                               ----------   ----------
Assets
Cash and Cash Equivalents                      $  223,652   $  306,852
Other Current Assets                              514,930      488,187
----------------------------------------------------------------------
Total Current Assets                              738,582      795,039
----------------------------------------------------------------------
Property, Plant and Equipment, Net                142,137      143,264
Goodwill, Intangibles and Other Assets            989,295      948,338
----------------------------------------------------------------------
Total Assets                                   $1,870,014   $1,886,641
----------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current Installments of Long-Term Debt         $    2,606   $    2,652
Accounts Payable and Other Current Liabilities    383,226      412,583
----------------------------------------------------------------------
Total Current Liabilities                         385,832      415,235
----------------------------------------------------------------------
Long-Term Debt, Excluding Current Installments    716,698      727,611
Other Liabilities                                  76,620       72,367
Stockholders' Equity                              690,864      671,428
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $1,870,014   $1,886,641
----------------------------------------------------------------------




    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500